To the Trustees and Shareholders of
Eastern Utilities Associates:


We consent to the incorporation by reference in the registration statements of Eastern Utilities Associates on Forms S-4 and S-8 (File No. 33-50099 and 33-49897, respectively) of our reports dated March 3, 1998, on our audits of the consolidated financial statements and financial statement schedules of Eastern Utilities Associates and subsidiaries as of December 31, 1997 and 1996, and for the years ended December 31, 1997, 1996 and 1995, which reports are incorporated by reference or included in this Annual Report on Form 10-K.



                                        Coopers & Lybrand L.L.P.




Boston, Massachusetts
March 16, 1998